Exhibit 10.3a

ADDENDUM TO
LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (the “Addendum”) is made effective as of October 25, 2005 (the “Effective Date”), and is entered into by and between YALE-NEW HAVEN AMBULATORY SERVICES CORPORATION, a Connecticut corporation (“Yale”), and GK FINANCING, LLC, a California limited liability company (“GKF”), with reference to the following recitals.

RECITALS

A. On April 10, 1997, GKF and Yale entered into a Lease Agreement For A Gamma Knife Unit (the “Lease”).

B. Section 15 of the Lease provides that the parties may discuss and mutually agree upon the upgrading or reloading of the Equipment.

C. The parties have agreed to upgrade and reload the Equipment, and desire to amend the terms of the Lease to set forth the terms and conditions of such upgrading and reloading of the Equipment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.     Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.    Extension of Lease Term. Notwithstanding Section 15 of the Lease, in consideration for the “Upgrade and Reload” (as defined below), the Term of the Lease is hereby extended to the earlier to occur of the following dates: (a) the date on which the Equipment is ready to be accepted for installation at the new Yale-New Haven Cancer Center currently being planned for construction (which acceptance date is anticipated to be July 1, 2009) ; or (b) January 1, 2010; provided that in no event shall GKF have any obligation to remove, relocate and/or reinstall the Equipment and/or the leasehold improvements to or at the new Yale-New Haven Cancer Center and/or to repair or restore the existing Site. All references in the Lease to the “Term” shall be deemed to refer to the Term as extended hereby.

3.    Upgrade and Cobalt Reload of the Equipment. Subject to the terms and conditions set forth below, GKF shall upgrade the Equipment to a Leksell Gamma Knife Model 4C (the “Model 4C”) and reload the Equipment (as upgraded) with new cobalt-60 (the “Upgrade and Reload”), which Upgrade and Reload shall be performed at the Site and shall include any required installation and rigging. The Upgrade and Reload shall be subject to the following:

a.           All actual costs and expenses (without markup or inclusion of administrative overhead) pertaining to the upgrade of the Equipment to the Model 4C shall be paid and/or reimbursed solely by Yale as and when incurred, including, without limitation, any costs and expenses pertaining to Site preparation, installation, rigging and/or obtaining of “Permits” (as defined below), irrespective of whether incurred in connection with the upgrade and/or the reloading of the Equipment. Yale shall be solely responsible for obtaining all licenses, permits, approvals, consents and authorizations necessary and appropriate for the Upgrade and Reload, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”). It is acknowledged that, as of October 13, 2005, GKF has paid $58, 352 toward the costs of the upgrade, which amount shall be refunded by Yale to GKF within ten (10) days following the execution of this Addendum.

b.           Except as provided in subsection 3.a above, all actual costs and expenses incurred by the parties (without markup or inclusion of administrative overhead) pertaining to the reloading of the Equipment shall be borne by GKF and Yale as and when incurred, in the same proportions as net technical revenues are currently allocated under the Lease as in effect immediately prior to the execution of this Addendum, i.e.: seventy-four and eighty-one hundredths percent (74.81%) by GKF and twenty-five and nineteen hundredths percent (25,19%) by Yale. It is acknowledged that, as of October 13, 2005, GKF and Yale have paid $58,856 and $19,144, respectively, toward the costs of reloading.

c.           If applicable, a party shall pay or reimburse any amount owed to the other party in accordance with the foregoing allocations within ten (10) days following receipt of a written statement from the other party. Each party shall have the right to inspect, audit and copy the other party’s books and records pertaining to the costs and expenses incurred in connection with the Upgrade and Reload.

d.           Yale, at Yale’s sole cost and expense, shall provide GKF with Yale personnel (including Yale physicists) and services upon request and as required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Model 4C.

e.           The Upgrade and Reload shall be performed by GKF as soon as practical after the Permits have been obtained. The timing and procedure for the Upgrade and Reload shall be as mutually agreed upon between the parties which is anticipated but not guaranteed to be performed in or around December 2005.

f.            Immediately following the Upgrade and Reload, all references in the Lease to the “Equipment” shall be deemed to mean the Model 4C. Notwithstanding anything to the contrary contained herein, GKF makes no representation or warranty to Yale concerning the Upgrade and Reload, and GKF shall have no obligation to pay any damages to Yale resulting therefrom.

4.     Lease Payment to GKF.

a.           In consideration for the payment by Yale of all costs and expenses pertaining to the upgrade of the Equipment as set forth above, effective from and after the date on which the first billed Procedure is performed using the Model 4C (as reloaded) (the “New First Procedure Date”) through the duration of the Term of the Lease (as extended), GKF’s pro-rata share of net technical component revenues associated with Gamma Knife treatment less Direct Operating Expenses associated with providing Gamma Knife treatment (the “GKF Percentage”), as set forth in Section 7 of the Lease, shall be amended to equal approximately sixty-four and thirty-five hundredths percent (64.35%), subject to adjustment for actual installation costs incurred by Yale in connection with the upgrade of the Equipment (without markup or inclusion of administrative overhead), as reasonably approved by both parties.

b.           Notwithstanding the New Procedure Date, the compensation payable to GKF for the lease of the Equipment pertaining to Procedures performed prior to the New First Procedure Date, shall be calculated and paid in accordance with the same GKF Percentage in effect immediately prior to this Addendum (i.e., 74.81%), irrespective of whether the technical component revenues or Direct Operating Expenses pertaining to such Procedures are collected or paid after the New First Procedure Date.

c.           Notwithstanding anything to the contrary set forth in the Lease, following the termination or expiration of the Lease, and within ten (10) days following the end of each month (or portion thereof) thereafter, Yale shall continue to pay compensation to GKF for Procedures performed during the Term of the Lease until all technical fees billed for all such Procedures have been collected by Yale, its agents, representatives or affiliates or until the date that is eighteen

(18) months following the termination or expiration of the Lease (as extended), whichever occurs first (the “Post- Termination Period”) ; provided that, for purposes of calculating the compensation to be paid to GKF during the Post- Termination Period, no Direct Operating Expenses shall be deemed to have been incurred by either party during such period.

5.    No Responsibility for Additional Upgrades or Reloading. It is understood by the parties that GKF is not responsible for any additional upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Model 4C except as expressly set forth herein or otherwise agreed upon in writing by Yale and GKF.

6.    Option To Purchase GKF’s Ownership Interest In The Equipment.

a.           Upon the expiration of the Term of the Lease (as extended), Yale shall have the option to purchase GKF’s ownership interest in the Equipment (the “Purchase Option”) for a purchase price of One Million Dollars ($1,000,000) (the “Option Purchase Price”). The Option Purchase Price shall be paid in full in cash to GKF upon the expiration of the Term of the Lease (as extended), upon which GKF shall quitclaim all of its right, title and interest to Yale, on an “as is, where is” basis, without representation or warranty, with all faults. Upon the expiration or termination of the Lease, it is understood that GKF shall have no obligation with respect to the removal, relocation, reinstallation and/or repair of the Equipment and/or the leasehold improvements.

b.           The Purchase Option may be exercised by Yale by giving GKF written notice thereof, which notice shall be received by GKF not less than ninety (90) days prior to the expiration of the Term of the Lease (as extended). Such written notice may be delivered by hand or sent by certified mail, return receipt requested to GKF at the following address: GK Financing, LLC, Four Embarcadero Center, Suite 3700, San Francisco, CA 94111, Attn: Mr. Craig K. Tagawa, Chief Executive Officer.

c.           Concurrently with the execution of this Addendum, Yale shall deposit with GKF the sum of (One Hundred Thousand Dollars ($100,000) (the “Deposit”), which Deposit shall be credited towards the payment of the Option Purchase Price, if applicable. If the Purchase Option is not exercised by Yale, then, within ten (10) days following the expiration of the Lease, GKF shall return the Deposit to Yale. The Deposit shall not bear interest and may be commingled with GKF’s general funds.

7.     Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.

8.    Full Force and Effect. Except as amended and/or supplemented by this Addendum, all of the terms and provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first written above.

GK FINANCING, LLC		YALE-NEW HAVEN AMBULATORY SERVICES CORPORATION

By:	/s/ Craig K. Tagawa	By:	/s/ Marna Borgstrom
Name:	Craig K. Tagawa	Name:	Marna Borgstrom
Title:	Chief Executive Officer	Title:	President/CEO